Registration No. 333-185624

As filed with the Securities and Exchange Commission on August 5, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lake Shore Bancorp, Inc.
(Exact name of registrant as specified in its charter)
Federal	20-4729288
(State or other jurisdiction of incorporation or organization) 31 East Fourth Street Dunkirk, New York (Address of Principal Executive Offices)	I.R.S. Employer Identification No. 14048 (Zip Code)
Lake Shore Bancorp, Inc. 2012 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Taylor M. Gilden Chief Financial Officer and Treasurer Lake Shore Bancorp, Inc. 31 East Fourth Street Dunkirk, New York 14048 (716) 366-4070 (Name, Address and Telephone Number of Agent for Service)	Benjamin M. Azoff, Esq. D. Max Seltzer, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, Suite 780 Washington, D.C.20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on December 21, 2012, by Lake Shore Bancorp, Inc., a federal corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-185624, registering 200,000 shares of Lake Shore Bancorp, Inc. common stock, par value $0.01 per share, for issuance under the Lake Shore Bancorp, Inc. 2012 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dunkirk, State of New York, on this 5th day of August, 2025.

LAKE SHORE BANCORP, INC.

By:	/s/ Kim C. Liddell
Kim C. Liddell
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.